VERA BRADLEY ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2021 RESULTS

For the fiscal year, Vera Bradley, Inc. net income totaled $8.7 million, or $0.26 per diluted share;
excluding certain items, Vera Bradley, Inc. non-GAAP net income totaled $21.4 million, or $0.63 per diluted share

E-commerce sales comprised nearly half of total Company revenues for the fiscal year; Vera Bradley brand e-commerce sales grew nearly 50% over prior year

Balance sheet remains strong, with cash, cash equivalents, and investments of $65.5 million and no debt

Management provides guidance for fiscal year ending January 29, 2022; total revenues expected to grow 17% to 23% over Fiscal 2021 and 11% to 16% over Fiscal 2020

FORT WAYNE, Ind., March 10, 2021 – Vera Bradley, Inc. (Nasdaq: VRA) (“Vera Bradley” or the “Company”) today announced its financial results for the fourth quarter and fiscal year ended January 30, 2021 (“Fiscal 2021”).

Rob Wallstrom, Chief Executive Officer of the Company, noted, “I am proud of how our organization navigated through the last year. Our extraordinary culture has allowed us to not only persevere through the crisis, but it has made us stronger. In spite of an extremely challenging overall retail environment and a very difficult handbag and accessories market in particular, we delivered some best-in-class operating results. On a non-GAAP basis, excluding certain items, our fiscal year operating income was nearly 90% to last year, which was a strong performance in light of the unprecedented pandemic-related headwinds. These results were due to the strength of our two lifestyle brands and strong execution.

“Despite significant sales disruption, we had several financial successes during the year. E-commerce sales comprised nearly half of total Company revenues for the fiscal year; Vera Bradley brand e-commerce sales grew nearly 50% over the prior year.”

“For the year, we expanded our consolidated gross margin rate primarily through product innovation (cotton masks and product collaborations) and more full-priced selling,” Wallstrom added. “We diligently managed our expenses, and we ended the fiscal year with a solid balance sheet with ample cash and no debt. We are in a strong position to drive growth by continuing to invest in our two brands and to take advantage of additional acquisition opportunities over time.”

Pura Vida Acquisition and Accounting

In the Company’s prior year second fiscal quarter (on July 16, 2019), Vera Bradley acquired a 75% interest in Creative Genius, Inc., which also operates under the name Pura Vida Bracelets (“Pura Vida”). Financial results for Pura Vida have been consolidated beginning July 17, 2019, the first full day following the acquisition. The fourth quarters are comparable (with full quarters of Pura Vida performance); however, prior fiscal year numbers do not include Pura Vida results before the acquisition. Any reference to the results of “Vera Bradley” in this release is to results of the stand-alone Vera Bradley business (comprised of the Vera Bradley Direct and Indirect segments) and excludes Pura Vida. Any reference to the results of “Vera Bradley, Inc.” is to the combined results of Vera Bradley and Pura Vida.

Summary of Financial Performance for the Fourth Quarter

Consolidated net revenues totaled $142.4 million for the current year fourth quarter compared to $156.9 million in the prior year fourth quarter.

For the current year fourth quarter, Vera Bradley, Inc. consolidated net income totaled $7.9 million, or $0.23 per diluted share. These results included $2.6 million of net after tax charges, comprised of $1.8 million of store impairment charges and $0.8 million of Pura Vida intangible asset amortization. On a non-GAAP basis, excluding these charges, Vera Bradley, Inc.’s consolidated net income for the current fourth quarter totaled $10.5 million, or $0.31 per diluted share.

For the prior year fourth quarter, Vera Bradley, Inc. consolidated net income totaled $12.5 million, or $0.37 per diluted share. These results included $1.8 million of net after tax charges comprised of incremental stock compensation and Pura Vida transaction bonuses of $1.5 million and $1.1 million of expenses related to the re-platforming of Vera Bradley’s information technology systems (“Project Novus”), partially offset by a net benefit of $0.8 million related to purchase accounting adjustments for the Pura Vida acquisition (including an adjustment to reduce the earn-out liability, intangible asset amortization, and inventory step-up amortization). On a non-GAAP basis, excluding these net charges, Vera Bradley, Inc. consolidated fourth quarter net income totaled $14.3 million, or $0.42 per diluted share.

Summary of Financial Performance for the Fiscal Year

Consolidated net revenues totaled $468.3 million for Fiscal 2021 (which included $112.5 million of net revenues from Pura Vida), compared to $495.2 million for Fiscal 2020 (which included $65.9 million of net revenues from Pura Vida, which represented a partial period from the date of acquisition). Excluding Pura Vida, Vera Bradley net revenues totaled $355.8 million compared to $429.3 million in the prior year. Revenues were adversely impacted by the COVID-19 pandemic (“COVID-19” or the “pandemic”).

For the current fiscal year, Vera Bradley, Inc.’s consolidated net income totaled $8.7 million, or $0.26 per diluted share. These results included $12.7 million of net after tax charges, comprised of $4.8 million of intangible asset amortization, $4.5 million of store impairment charges, $2.1 million of Project Novus expenses, $0.9 million of charges related to the cancellation of certain purchase orders resulting from COVID-19, a $0.2 million adjustment to the Pura Vida earn-out liability, and $0.2 million in certain department store exit costs resulting from COVID-19. On a non-GAAP basis, excluding these charges, Vera Bradley, Inc.’s consolidated net income for the current fiscal year totaled $21.4 million, or $0.63 per diluted share. This non-GAAP performance included $0.23 of diluted earnings per share attributable to Pura Vida.

For Fiscal 2020, Vera Bradley, Inc. consolidated net income totaled $16.0 million, or $0.47 per diluted share. These results included $12.1 million of net after tax charges comprised of $8.2 million related to the purchase accounting adjustments for the Pura Vida acquisition (including inventory step-up amortization, intangible asset amortization, transaction costs, and an adjustment to reduce the earn-out liability), $2.4 million of expenses related to Project Novus, and $1.5 million of incremental stock compensation and Pura Vida transaction bonuses. On a non-GAAP basis, excluding these net charges, Vera Bradley, Inc. consolidated net income for Fiscal 2020 totaled $28.2 million, or $0.82 per diluted share. This performance included $0.16 attributable to Pura Vida for the partial year.

Key Accomplishments for Fiscal 2021

Wallstrom noted, “In Fiscal 2021, we concluded the final year of Vision 20/20 – our aggressive three-year plan to restore the Vera Bradley brand and business to a healthy foundation, and we completed the first full year of consolidated operations of Pura Vida. Despite the pandemic challenges, we strengthened our infrastructure and better positioned both the Pura Vida and Vera Bradley brands for the future. Some of our major achievements for the year included:

For Pura Vida:
•Pura Vida’s e-commerce revenues increased nearly 15% for the fiscal year, despite the pandemic and significant supply chain disruptions during the lockdown. Average order values and conversion rates continued to grow year-over-year.
•Fiscal 2021 was focused on building a strong foundation of growth for Pura Vida.
•Using Vera Bradley’s global sourcing expertise, we significantly strengthened Pura Vida’s supply chain, diversifying raw material sourcing, and adding three additional production facilities in countries outside of El Salvador.
•We re-examined promotional activity and eliminated deep discounting, particularly around Black Friday, which led to gross margin rate improvement.
•We laid the groundwork for growth initiatives beyond jewelry to further expand Pura Vida’s lifestyle brand reach.
•In the Product area:
•Pura Vida continued to show strength as a lifestyle brand by successfully expanding into new product categories. Nearly 50% of our e-commerce business is now comprised of jewelry categories other than traditional string bracelets, such as metal, semi-precious stones, charms, and the engravable collection, underscoring the brand’s lifestyle appeal. This lifestyle appeal will continue to be a key driver of growth.
•Charity bracelets continue to be an important element of the Pura Vida lifestyle and an important draw for our cause-minded customers. To date, Pura Vida has donated over $3.0 million to more than 200 charities.
•On the Distribution front:

•Pura Vida expanded on the distribution front by launching fulfillment capabilities in Canada and entering into a third-party agreement for the wholesale distribution of our products in Europe to complement our existing e-commerce business and third-party operations there.
•We added Pura Vida shop-in-shops to six full-line Vera Bradley stores and expanded our presence in wholesale partners with larger in-store presentations.
•In the Marketing area:
•Pura Vida’s social media engagement is exceptional, remaining one of the most highly-engaged brands in the accessories space on social media, with over 2.0 million Instagram followers. TikTok has also taken off with well over 200,000 followers, and a team of Brand Ambassadors and close to 150,000 micro influencers are an active part of the brand and a key part of our marketing strategy.
•We entered into an agreement with the “reigning queen of TikTok,” Charli D’Amelio, for our collaborative Pura Vida bracelet style pack which launched on March 5, 2021. Charli’s astounding 150 million plus social media followers and her target demographic fits perfectly with the Pura Vida brand.
•Pura Vida continued to rank at the top of the industry for our net promoter and customer satisfaction scores.
•Earned media was strong with healthy returns on spend, and we doubled our SMS list from Fiscal 2020 to well over one million active subscribers, which drove meaningful revenue.

For Vera Bradley:
•In the Product area:
•We accelerated our robust fabric innovation pipeline to develop new fabric offerings and build on our platform of sustainable fabrics. We expanded our full-line Performance Twill and recycled Re-Active collections, introduced our Ultralight fabrication in our Factory stores, and developed our recycled cotton collection that will launch in spring 2021.
•We quickly reacted to the consumer demand for personal protective equipment, producing and selling millions of cotton face masks, generating meaningful revenue and gross margin dollars for the fiscal year.
•We continued another year of collaborations with several iconic brands, including Crocs, Disney, and Gillette Venus to create and sell limited-edition product collections; introduced our signature masks and 1982 backpacks in Target stores and on target.com; and launched our collaboration with Warner Bros. Consumer Products for the creation of our Harry Potter™ + Vera Bradley collection.
•On the Distribution front:
•We continued to strengthen and rationalize our store base. We opened six new factory stores and closed 13 underperforming full-line stores, ending the fiscal year with 75 full-line and 69 factory locations.
•We expanded and strengthened our partnerships with key online retailers such as Amazon.
•In the Marketing area:
•Our loyal customer retention improved year-over-year which was a testament to our customers’ loyalty and our enhanced digital and data analytics programs.
•Our customer service model and voice of the customer program continued to drive industry-leading customer satisfaction scores, despite pandemic-related disruptions.
▪We successfully launched our new verabradley.com site which allowed us to improve our customer’s online buying experience and offer enhanced content to guide purchasing. We added a number of key site capabilities to support customers who shifted to online purchasing during the pandemic.
▪Our well-timed investments in customer data science and business analytics positioned us well as we navigated through the pandemic, allowing us to collect and analyze data and respond to customer changes and adjust marketing spend in an agile way.
▪Our targeted digital media efforts drove increased brand awareness and improved earned media, with total media impressions up more than 170% to almost 10 billion for the year.
•We reinforced our commitment to be an ESG-driven organization.
▪We continued to strengthen our community support and charitable efforts under the umbrella of VB Cares, particularly through organizations that can profoundly improve the lives of women and children, including raising and donating $1.4 million to the Vera Bradley Foundation Center for Breast Cancer Research; over $630,000 to the Coronavirus Response Fund for Nurses; and donations to New Hope Girls, Blessings in a Backpack, and several other causes.
▪Another aspect of our VB Cares focus is caring for our Associates, and we were able to pay over $800,000 in bonuses to those serving on the front lines during the pandemic.
▪We launched our Company-wide diversity and inclusion initiative, Project Quilt, to continue to enhance diversity, equality, and inclusion, focusing on three key areas – the Associate Experience, the Customer Experience, and the Community Experience.

In the Information Technology area:
•We completed Project Novus, our information technology platform conversion, migrating our e-commerce site to a best-in-class, cloud-based solution and replacing our existing ERP, POS, Business Intelligence, and Order

Management systems with cloud-based Microsoft D365. This conversion not only lessened the complexity of our IT systems but has provided us with a more efficient technology platform enabling our entire enterprise to make quick, data-based, informed decisions; further enhance our customer experience; and achieve our long-term growth objectives.“

Organizational Structure Changes to Drive Growth

Wallstrom noted, “Today, we are also announcing changes to the leadership structure of our Company and the Vera Bradley brand to position us for an exciting future.

“As we conclude Vision 20/20, we are embarking on the next important phase of our Company’s growth by enhancing our multi-brand portfolio, further expanding our ESG initiatives, and driving additional value for all of our stakeholders. In order to strengthen our position and strategic vision as a purpose-driven, multi-brand, high-growth company, we are realigning our organizational and leadership structure.

“Vera Bradley and Pura Vida are the two lifestyle brands currently under our Vera Bradley, Inc. umbrella. We not only intend to nurture and grow both of those brands, but we will also look for other lifestyle brands that could strengthen our capabilities and diversify our revenue streams. While I will continue as CEO of Vera Bradley, Inc., each brand will have their own leadership team that will focus on building customer engagement and expanding revenue, while protecting and cultivating the distinct ethos and entrepreneurial spirit of each unique brand.”

Wallstrom continued, “With the retail industry continuing its rapid transformation into a customer-centric, data-driven, technology-enabled, and digitally-driven industry, Vera Bradley will double down on these focus areas. Serving as Vera Bradley’s Chief Customer Officer for the past two and a half years, Daren Hull and his team have already radically strengthened the way we engage with our customers. Now, Daren Hull has been appointed as the Vera Bradley Brand President and will continue to lead our digital-first transformation. In his new role, Daren is being supported by a new streamlined leadership structure focused on three critical areas: what we bring to market, how to sell the market, and how we raise customer engagement and interest in the brand.”

“On a corporate level, we will offer consolidated back-office support and an efficient and lean corporate platform to enhance the growth of each brand,” Wallstrom added. “We will continue our technology and customer insights evolution to build an integrated ecosystem of capabilities on an enterprise level that will allow our brands to respond more quickly to our customers’ wants and needs.

“These changes will better prepare us to adapt to the ever-changing retail landscape, allow us to better react to customer needs, strengthen our positioning, and propel us toward more profitable growth. I am so proud of all that the teams have accomplished over the past year. I am confident that we have an exciting future ahead as we are poised to take advantage of additional acquisition opportunities and to evolve into an even more modern and relevant multi-brand retailer.”

Looking Ahead

Wallstrom commented, “Our enterprise’s forward-looking strategy is to be a purpose-driven, multi-lifestyle brand, high-growth company, and we are just beginning the journey. Our strong cash position, debt-free balance sheet, and ability to generate free cash flow will allow us to seek out appropriate acquisitions of other comfortable, affordable, purpose-driven, digitally-native brands, similar to our successful Pura Vida acquisition, over time. We will also expand our reach by adding adjacent product categories and geographies.

“For Fiscal 2022, the Company’s four key growth drivers are:
1.Driving our digital-first strategy, by evolving the digital distribution of our products and further refining and utilizing digital experiences to serve our customers. This will be supported by continuously refining our technology, developing business process and technology platforms to improve agility, data-based decision making, customer centricity, and speed-to-market.
2.Enhancing our product innovation pipeline, collaborations, and category extensions to attract new customers and increase share of wallet with existing customers.
3.Building our community, through marketing and by creating an impactful, positive brand movement that not only changes lives but deepens her brand loyalty.
4.Evolving our distribution channels, by focusing on future growth opportunities and addressing the drastically changing retail environment and the consumer marketplace.”

Wallstrom concluded, “We have a long-term vision for the future of our Company and a clear path to achieve our goals. Our team is focused, our balance sheet is solid, our brands are strong, and we are positioned for growth. We are excited about the possibilities for Vera Bradley, Inc.”

Non-GAAP Numbers

The current year non-GAAP fourth quarter income statement numbers referenced below exclude the previously outlined store impairment charges and intangible asset amortization. The current year non-GAAP income statement numbers for the fiscal year referenced below exclude the previously outlined intangible asset amortization, store impairment charges, Project Novus expenses, charges related to the cancellation of certain purchase orders resulting from COVID-19, an adjustment to the Pura Vida earn-out liability, and certain department store exit costs resulting from COVID-19. The prior year non-GAAP income statement numbers for the fourth quarter and fiscal year referenced below exclude the previously outlined Pura Vida acquisition-related charges and Project Novus expenses.

Fourth Quarter Details

Current year fourth quarter Vera Bradley Direct segment revenues totaled $93.0 million, a 10.2% decrease from $103.6 million in the prior year fourth quarter. Comparable sales decreased 10.6% for the quarter (reflecting a 27.4% decrease in comparable store sales and an 31.0% increase in e-commerce sales). Store traffic continues to be negatively impacted by the pandemic. The Company closed 13 full-line stores and opened six factory outlet stores in the last twelve months.

Vera Bradley Indirect segment revenues totaled $15.2 million, a 14.7% decrease from $17.8 million in the prior year fourth quarter, reflecting a reduction in orders primarily related to the pandemic and in the number of specialty and department store accounts.

Pura Vida segment revenues totaled $34.1 million, a 3.9% decrease from $35.5 million in the prior year fourth quarter. Growth in e-commerce sales were more than offset by a decline in sales to wholesale accounts, which were negatively affected by the pandemic. In addition, we made the strategic decision to reduce discounting during the Black Friday period which we estimate negatively impacted sales by about $6 million but improved gross margin performance.

Fourth quarter consolidated gross profit totaled $77.9 million, or 54.7% of net revenues, compared to $86.1 million, or 54.9% of net revenues, in the prior year fourth quarter. On a non-GAAP basis, excluding the Pura Vida inventory step-up amortization, gross profit totaled $87.2 million, or 55.6% of net revenues, in the prior year fourth quarter. The Company’s current year fourth quarter gross profit rate was lower than the prior year primarily due to surcharges associated with outbound shipping and incremental shipping costs associated with higher e-commerce sales.

Consolidated SG&A expense totaled $68.9 million, or 48.4% of net revenues, compared to $69.0 million, or 43.9% of net revenues, for the prior year fourth quarter. On a non-GAAP basis, excluding store impairment charges and Pura Vida intangible asset amortization, consolidated SG&A expense totaled $63.3 million, or 44.5% of net revenues. On a non-GAAP basis, excluding the Pura Vida intangible asset amortization, incremental stock compensation and Pura Vida transaction bonuses, Project Novus expenses, and an adjustment to reduce the earn-out liability, consolidated SG&A expense totaled $67.2 million, or 42.8% of net revenues, for the prior year fourth quarter.

The Company’s fourth quarter consolidated operating income totaled $9.0 million, or 6.3% of net revenues, compared to $17.2 million, or 11.0% of net revenues, in the prior year fourth quarter. On a non-GAAP basis, excluding the previously disclosed charges (store impairment charges and intangible asset amortization), current year fourth quarter consolidated operating income totaled $14.6 million, or 10.3% of net revenues. On a non-GAAP basis, excluding the previously disclosed net charges (intangible asset amortization, incremental stock compensation and Pura Vida transaction bonuses, Project Novus expenses, inventory step-up amortization, and an adjustment to reduce the earn-out liability), prior year fourth quarter consolidated operating income totaled $20.1 million, or 12.8% of net revenues.

By segment:
•Vera Bradley Direct fourth quarter operating income was $16.9 million, or 18.2% of Direct net revenues, compared to $23.3 million, or 22.5% of Direct net revenues, in the prior year. On a non-GAAP basis, excluding store impairment charges, current year fourth quarter Direct operating income totaled $20.5 million, or 22.1% of Direct net revenues. On a non-GAAP basis, excluding a portion of Project Novus expenses and incremental stock compensation, prior year fourth quarter Direct operating income totaled $24.2 million, or 23.4% of Direct net revenues.
•Vera Bradley Indirect fourth quarter operating income was $5.9 million, or 39.0% of Indirect net revenues, compared to $6.9 million, or 38.6% of Indirect net revenues, in the prior year. On a non-GAAP basis, excluding a portion of the incremental stock compensation, prior year fourth quarter Indirect operating income totaled $7.0 million, or 39.2% of Indirect net revenues.

•Pura Vida’s current year fourth quarter operating income was $4.0 million, or 11.7% of Pura Vida net revenues, compared to $1.8 million, or 5.2% of Pura Vida net revenues, in the prior year. On a non-GAAP basis, excluding intangible asset amortization, Pura Vida’s current year fourth quarter operating income was $6.0 million, or 17.6% of Pura Vida net revenues. On a non-GAAP basis, excluding the Pura Vida acquisition-related charges (intangible asset amortization and inventory step-up amortization), Pura Vida’s prior year fourth quarter operating income was $5.4 million, or 15.1% of Pura Vida net revenues.

Details for the Fiscal Year

Vera Bradley Direct segment revenues for the current fiscal year totaled $289.3 million, a 16.8% decrease from $347.5 million in the prior year. The decline primarily resulted from the Company’s stores that were closed as a result of the pandemic for approximately half of the first and second quarters, partially offset by a 49.0% increase in e-commerce sales during the fiscal year.

Vera Bradley Indirect segment revenues for the fiscal year totaled $66.5 million, a 18.7% decrease from $81.8 million in the prior year, reflecting a reduction in orders primarily related to the pandemic and in the number of specialty and department store accounts.

Pura Vida segment revenues totaled $112.5 million compared $65.9 million in the prior year, which represented a partial period from the date of acquisition.

Consolidated gross profit for the current fiscal year totaled $265.5 million, or 56.7% of net revenues, compared to $271.8 million, or 54.9% of net revenues, last year. On a non-GAAP basis, excluding charges for the cancellation of certain purchase orders resulting from COVID-19, gross profit for the current fiscal year totaled $266.8 million, or 57.0% of net revenues, compared to last year’s non-GAAP gross profit of $280.1 million, or 56.6% of net revenues, which excluded inventory step-up amortization. The Company expanded its year-over-year consolidated gross profit rate for the period primarily through sales of cotton masks and product collaborations, and despite incremental shipping costs.

For the fiscal year, consolidated SG&A expense totaled $252.6 million, or 53.9% or net revenues, compared to $253.4 million, or 51.2% of net revenues, in the prior year. On a non-GAAP basis, excluding the previously outlined intangible asset amortization, store impairment charges, Project Novus expenses, an adjustment to the Pura Vida earn-out liability, and certain department store exit costs, SG&A expense totaled $233.0 million, or 49.7% of net revenues, in the current year. On a non-GAAP basis, excluding the Pura Vida acquisition-related net charges (including intangible asset amortization, transaction costs, and an adjustment to reduce the earn-out liability), Project Novus expenses, and incremental stock compensation and Pura Vida transaction bonuses, SG&A expense totaled $242.4 million, or 49.0% of net revenues, in the prior year. Expense control was strong while including incremental Pura Vida SG&A for nearly an additional six months in Fiscal 2021.

For the fiscal year, the Company’s consolidated operating income totaled $13.1 million, or 2.8% of net revenues, compared to $19.5 million, or 3.9% of net revenues, in the prior year. On a non-GAAP basis, excluding the previously disclosed charges (intangible asset amortization, store impairment charges, Project Novus expenses, charges related to the cancellation of certain purchase orders, adjustment to the Pura Vida earn-out liability, and certain department store exit costs), the Company’s consolidated operating income was $34.0 million, or 7.3% of net revenues, in the current year. On a non-GAAP basis, excluding the previously disclosed net charges (inventory step-up amortization, intangible asset amortization, transaction costs, Project Novus expenses, incremental stock compensation and Pura Vida transaction bonuses, and an adjustment to reduce the earn-out liability), the Company’s consolidated operating income was $38.8 million, or 7.8% of net revenues, in the prior year.

By segment:
•Vera Bradley Direct operating income was $48.5 million, or 16.8% of Direct net revenues, compared to $68.5 million, or 19.7% of net revenues, in the prior year. On a non-GAAP basis, excluding store impairment charges, a portion of the charges for the cancellation of certain purchase orders, and a portion of Project Novus expenses, the current year Direct operating income was $59.0 million, or 20.4% of Direct net revenues. On a non-GAAP basis, excluding a portion of the Project Novus expenses and incremental stock compensation, prior year Direct operating income was $70.5 million, or 20.3% of Direct net revenues.
•Vera Bradley Indirect operating income was $24.5 million, or 36.8% of Indirect net revenues, compared to $31.1 million, or 38.0% of Indirect net revenues, in the prior year. On a non-GAAP basis, excluding certain department store exit costs and a portion of the charges for the cancellation of certain purchase orders, current year Indirect operating income totaled $24.9 million, or 37.4% of Indirect net revenues. On a non-GAAP basis, excluding a portion of the incremental stock-based compensation, prior year Indirect operating income totaled $31.2 million, or 38.1% of Indirect net revenues.
•Pura Vida’s operating income was $8.0 million, or 7.1% of Pura Vida net revenues, compared to an operating loss of ($3.2) million, or (4.8%) of Pura Vida net revenues, for the prior year. On a non-GAAP basis, excluding the intangible asset amortization, Pura Vida’s operating income was $17.0 million, or 15.1% of Pura Vida net revenues, for the current year. On a non-GAAP basis, excluding the Pura Vida acquisition-related charges (inventory step-up amortization and intangible asset amortization), Pura Vida’s operating income was $10.5 million, or 15.9% of Pura Vida net revenues, for the prior year (representing a partial period from the date of acquisition).

Balance Sheet

Net capital spending for the fiscal year totaled $5.7 million compared to $13.3 million in the prior year.

Cash, cash equivalents, and investments as of January 30, 2021 totaled $65.5 million compared to $73.8 million at the prior fiscal year end. The Company repaid the $30.0 million balance on its $75.0 million ABL credit facility in the fourth quarter of Fiscal 2021, leaving no borrowings on the facility at fiscal year end.

Total fiscal year-end inventory was $141.4 million, compared to $123.6 million at last fiscal year end. Year-end inventory was higher than the prior year primarily due to the acceleration of certain Vera Bradley receipts into the fourth quarter to mitigate industry-wide port and shipping delays and the pull-forward of Pura Vida receipts into the fourth quarter related to the Charli D’Amelio product launch. Management expects year-over-year inventory should be down by approximately 5% by the end of Fiscal 2022.

During the first quarter of Fiscal 2021, the Company’s board of directors temporarily suspended share repurchases due to the pandemic, so no purchases have been made since that time. At the end of Fiscal 2021, the Company had approximately $32.9 million remaining under its $50.0 million share repurchase authorization which expires on December 11, 2021. The Company’s board of directors has reauthorized resumption of the share repurchase program beginning with the open trading period following this earnings release.

Fiscal 2022 Outlook

The uncertainties surrounding the continuing effects of COVID-19 on the retail environment make future financial performance extremely difficult to predict. However, management is providing its estimates for Fiscal 2022 (outlined below) based on current expectations. Management expects store traffic and revenue to improve in the second half of the year as vaccines become more widely available.

All forward-looking guidance numbers referenced below are non-GAAP. The prior year gross profit, SG&A, and earnings per diluted share numbers exclude the previously disclosed net charges related to intangible asset amortization, store impairment charges, Project Novus expenses, cancellation of certain purchase orders related to the pandemic, adjustment to the Pura Vida earn-out liability, and certain department store exit costs related to the pandemic. Current year guidance excludes any similar charges.

For Fiscal 2022, the Company’s expectations are as follows:
•Consolidated net revenues of $550 to $575 million. Net revenues totaled $468.3 million in Fiscal 2021. Year-over-year Pura Vida revenues are expected to grow between 20% and 30%, and Vera Bradley revenues are expected to grow between 15% and 20%.
•Free cash flow of between $50 and $55 million compared to $15.0 million in the prior year.
•A consolidated gross profit percentage of 56.0% to 57.0% compared to 57.0% in Fiscal 2021. The potential rate decline relates to an abatement in mask penetration in Fiscal 2022 coupled with incremental costs for inbound and outbound freight expense.
•Consolidated SG&A expense of $270 to $276 million compared to $233.0 million in Fiscal 2021. The expected SG&A increase is primarily related to Vera Bradley stores being opened for the full year (stores were temporarily closed for between several weeks and several months in Fiscal 2021 due to the pandemic), non-comparable compensation and Cares Act savings in Fiscal 2021, and general variable increases associated with higher sales expectations.
•Consolidated operating income of $44 to $49 million compared to $34.0 million in Fiscal 2021.
•Consolidated diluted EPS of $0.80 to $0.90 based on diluted weighted-average shares outstanding of 34.6 million and an effective tax rate of between 23.0 and 24.0%. Diluted EPS totaled $0.63 last year. Management’s expectation is to generally meet or exceed the Company’s pre-pandemic Fiscal 2020 non-GAAP diluted earnings per share of $0.82.
•Net capital spending of approximately $8 to $10 million compared to $5.7 million in the prior year, reflecting investments associated with new factory locations and technology and logistics enhancements.

Disclosure Regarding Non-GAAP Measures

The Company's management does not, nor does it suggest that investors should, consider the supplemental non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies.
The Company believes that the non-GAAP measures presented in this earnings release, including free cash flow; gross profit; selling, general, and administrative expenses; operating income; net income; net income attributable and available to Vera Bradley, Inc.; and diluted net income per share available to Vera Bradley, Inc. common shareholders, along with the associated percentages of net revenues, are helpful to investors because they allow for a more direct comparison of the Company’s year-over-year performance and are consistent with management’s evaluation of business performance. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures can be found in the Company’s supplemental schedules included in this earnings release.

Call Information

A conference call to discuss results for the fourth quarter and fiscal year is scheduled for today, Wednesday, March 10, 2021, at 9:30 a.m. Eastern Time. A broadcast of the call will be available via Vera Bradley’s Investor Relations section of its website, www.verabradley.com. Alternatively, interested parties may dial into the call at (800) 289-0571, and enter the access code 8012072. A replay will be available shortly after the conclusion of the call and remain available through March 24, 2021. To access the recording, listeners should dial (844) 512-2921, and enter the access code 8012072.

About Vera Bradley, Inc.

Vera Bradley, Inc. operates two unique lifestyle brands – Vera Bradley and Pura Vida. Vera Bradley and Pura Vida are complementary businesses, both with devoted, emotionally-connected, and multi-generational female customer bases; alignment as causal, comfortable, affordable, and fun brands; positioning as “gifting” and socially-connected brands; strong, entrepreneurial cultures; a keen focus on community, charity, and social consciousness; multi-channel distribution strategies; and talented leadership teams aligned and committed to the long-term success of their brands.

Vera Bradley, based in Fort Wayne, Indiana, is a leading designer of women’s handbags, luggage and other travel items, fashion and home accessories, and unique gifts. Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand is known for its innovative designs, iconic patterns, and brilliant colors that inspire and connect women unlike any other brand in the global marketplace.

In July 2019, Vera Bradley, Inc. acquired a 75% interest in Creative Genius, Inc., which also operates under the name Pura Vida Bracelets (“Pura Vida”). Pura Vida, based in La Jolla, California, is a rapidly growing, digitally native, and highly engaging lifestyle brand founded in 2010 by friends Paul Goodman and Griffin Thall. Pura Vida has a differentiated and expanding offering of bracelets, jewelry, and other lifestyle accessories.

The Company has three reportable segments: Vera Bradley Direct (“VB Direct”), Vera Bradley Indirect (“VB Indirect”), and Pura Vida. The VB Direct business consists of sales of Vera Bradley products through Vera Bradley full-line and factory outlet stores in the United States, verabradley.com, the Vera Bradley online outlet site, and the Vera Bradley annual outlet sale in Fort Wayne, Indiana. The VB Indirect business consists of sales of Vera Bradley products to approximately 2,000 specialty retail locations throughout the United States, as well as select department stores, national accounts, third party e-commerce sites, and third-party inventory liquidators, and royalties recognized through licensing agreements related to the Vera Bradley brand. The Pura Vida segment consists of sales of Pura Vida products through the Pura Vida websites, www.puravidabracelets.com, www.puravidabracelets.eu, and www.puravidabracelets.ca, and through the distribution of its products to wholesale retailers.

Website Information

We routinely post important information for investors on our website www.verabradley.com in the "Investor Relations" section. We intend to use this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.
Investors and other interested parties may also access the Company’s most recent Corporate Responsibility and Sustainability Report outlining its ESG (Environmental, Social, and Governance) initiatives at https://www.verabradley.com/us/static/customerservice/corporateresponsibility.

Vera Bradley Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brand; possible inability to successfully implement the Company’s long-term strategic plan; possible inability to successfully open new stores, close targeted stores, and/or operate current stores as planned; incremental tariffs or adverse changes in the cost of raw materials and labor used to manufacture our products; possible adverse effects resulting from a significant disruption in our distribution facilities; or business disruption caused by COVID-19. Risks, uncertainties, and assumptions also include the possibility that Pura Vida acquisition benefits may not materialize as expected; that Pura Vida’s business may not perform as expected; and that the Company is unable to successfully implement integration strategies related to the acquisition. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended February 1, 2020. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACTS:
Investors:
Julia Bentley, VP of Investor Relations and Communications
jbentley@verabradley.com
(260) 207-5116

Media:
mediacontact@verabradley.com
877-708-VERA (8372)

Vera Bradley, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	January 30, 2021	February 1, 2020
Assets
Current assets:
Cash and cash equivalents	$64,175	$49,917
Short-term investments	1,295	8,977
Accounts receivable, net	27,543	24,290
Inventories	141,416	123,606
Income taxes receivable	7,372	1,043
Prepaid expenses and other current assets	17,882	10,956
Total current assets	259,683	218,789
Operating right-of-use assets	88,730	114,790
Property, plant, and equipment, net	63,952	73,027
Intangible assets, net	47,296	56,305
Goodwill	44,254	44,254
Long-term investments	—	14,912
Deferred income taxes	3,530	7,656
Other assets	6,342	5,328
Total assets	$513,787	$535,061
Liabilities, Redeemable Noncontrolling Interest, and Shareholders’ Equity
Current liabilities:
Accounts payable	$27,093	$20,235
Accrued employment costs	13,648	11,412
Short-term operating lease liabilities	22,321	21,347
Earn-out liability	—	18,448
Other accrued liabilities	14,043	13,850
Income taxes payable	321	2,113
Total current liabilities	77,426	87,405
Long-term operating lease liabilities	91,536	113,775
Other long-term liabilities	109	62
Total liabilities	169,071	201,242
Redeemable noncontrolling interest	29,809	30,049
Shareholders’ equity:
Additional paid-in capital	105,433	100,357
Retained earnings	316,526	307,414
Accumulated other comprehensive income	8	158
Treasury stock	(107,060)	(104,159)
Total shareholders’ equity of Vera Bradley, Inc.	314,907	303,770
Total liabilities, redeemable noncontrolling interest, and shareholders’ equity	$513,787	$535,061

Vera Bradley, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 30, 2021	February 1, 2020	January 30, 2021	February 1, 2020
Net revenues	$142,369	$156,923	$468,272	$495,212
Cost of sales	64,491	70,793	202,754	223,411
Gross profit	77,878	86,130	265,518	271,801
Selling, general, and administrative expenses	68,948	68,960	252,588	253,425
Other income	46	77	135	1,098
Operating income	8,976	17,247	13,065	19,474
Interest expense (income), net	348	(130)	1,203	(1,085)
Income before income taxes	8,628	17,377	11,862	20,559
Income tax (benefit) expense	(297)	4,464	1,173	5,315
Net income	8,925	12,913	10,689	15,244
Less: Net income (loss) attributable to redeemable noncontrolling interest	997	454	2,008	(803)
Net income attributable to Vera Bradley, Inc.	$7,928	$12,459	$8,681	$16,047

Basic weighted-average shares outstanding	33,414	33,620	33,390	33,983
Diluted weighted-average shares outstanding	34,291	34,086	33,914	34,288

Basic net income per share attributable to Vera Bradley, Inc. common shareholders	$0.24	$0.37	$0.26	$0.47
Diluted net income per share attributable to Vera Bradley, Inc. common shareholders	$0.23	$0.37	$0.26	$0.47

Vera Bradley, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

(unaudited)

	Fifty-Two Weeks Ended
	January 30, 2021	February 1, 2020
Cash flows from operating activities
Net income	$10,689	$15,244
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant, and equipment	13,483	18,447
Impairment charges	7,446	—
Amortization of operating right-of-use assets	21,128	21,969
Amortization of intangible assets	9,009	5,359
Provision for doubtful accounts	1,333	160
Stock-based compensation	5,651	5,940
Deferred income taxes	4,126	(864)
Loss (gain) on investments	13	(188)
Adjustment of earn-out liability	229	(1,650)
Amortization of step-up in inventory basis	—	8,274
Other non-cash (gain) charges, net	(1)	202
Changes in assets and liabilities:
Accounts receivable	(5,579)	(1,013)
Inventories	(17,810)	(12,645)
Prepaid expenses and other assets	(7,940)	(4,477)
Accounts payable	7,353	(615)
Income taxes	(8,121)	(284)
Operating lease liabilities, net	(22,680)	(25,302)
Accrued and other liabilities	2,373	(7,933)
Net cash provided by operating activities	20,702	20,624
Cash flows from investing activities
Purchases of property, plant, and equipment	(5,743)	(13,317)
Purchases of investments	(851)	(18,950)
Proceeds from maturities and sales of investments	23,281	38,333
Cash received (paid) for business acquisition, net of cash acquired	993	(76,032)
Net cash provided by (used in) investing activities	17,680	(69,966)
Cash flows from financing activities
Tax withholdings for equity compensation	(575)	(1,155)
Repurchase of common stock	(3,077)	(11,341)
Distributions to redeemable noncontrolling interest	(1,817)	(1,789)
Borrowings under asset-based revolving credit agreement	60,000	—
Repayment of borrowings under asset-based revolving credit agreement	(60,000)	—
Payment of contingent consideration for business acquisition	(18,677)	—
Net cash used in financing activities	(24,146)	(14,285)
Effect of exchange rate changes on cash and cash equivalents	22	51
Net increase (decrease) in cash and cash equivalents	14,258	(63,576)
Cash and cash equivalents, beginning of period	49,917	113,493
Cash and cash equivalents, end of period	$64,175	$49,917

Vera Bradley, Inc.
Fourth Quarter Fiscal 2021
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended January 30, 2021
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	As Reported	Other Items		Non-GAAP (Excluding Items)
Gross profit	$77,878	$—		$77,878
Selling, general, and administrative expenses	68,948	5,662	1	63,286
Operating income (loss)	8,976	(5,662)		14,638
Income (loss) before income taxes	8,628	(5,662)		14,290
Income tax (benefit) expense	(297)	(2,596)	2	2,299
Net income (loss)	8,925	(3,066)		11,991
Less: Net income (loss) attributable to redeemable noncontrolling interest	997	(506)		1,503
Net income (loss) attributable to Vera Bradley, Inc.	7,928	(2,560)		10,488
Diluted net income (loss) per share attributable to Vera Bradley, Inc. common shareholders	$0.23	$(0.07)		$0.31

Vera Bradley Direct segment operating income (loss)	$16,890	$(3,640)	3	$20,530
Vera Bradley Indirect segment operating income	$5,927	$—		$5,927
Pura Vida segment operating income (loss)	$3,985	$(2,022)	4	$6,007
Unallocated corporate expenses	$(17,826)	$—		$(17,826)

[1]Items include $3,640 for store impairment charges and $2,022 for the amortization of definite-lived intangible assets
[2]Related to the tax impact of the charges mentioned above
[3]Related to store impairment charges
[4]Related to the amortization of definite-lived intangible assets

Vera Bradley, Inc.
Fourth Quarter Fiscal 2020
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended February 1, 2020
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	As Reported	Other Items		Non-GAAP (Excluding Items)
Gross profit (loss)	$86,130	$(1,044)	1	$87,174
Selling, general, and administrative expenses	68,960	1,803	2	67,157
Operating income (loss)	17,247	(2,847)		20,094
Income (loss) before income taxes	17,377	(2,847)		20,224
Income tax expense (benefit)	4,464	(88)	3	4,552
Net income (loss)	12,913	(2,759)		15,672
Less: Net income (loss) attributable to redeemable noncontrolling interest	454	(880)		1,334
Net income (loss) attributable to Vera Bradley, Inc.	12,459	(1,879)		14,338
Diluted net income (loss) per share attributable to Vera Bradley, Inc.	$0.37	$(0.06)		$0.42

Vera Bradley Direct segment operating income (loss)	$23,333	$(864)	4	$24,197
Vera Bradley Indirect segment operating income (loss)	$6,884	$(108)	5	$6,992
Pura Vida segment operating income (loss)	$1,846	$(3,519)	6	$5,365
Unallocated corporate expenses	$(14,816)	$1,644	7	$(16,460)

[1]Related to a purchase accounting adjustment for the amortization of the step-up in inventory basis associated with the acquisition of Pura Vida
[2]Items include $(3,452) for an adjustment to reduce the earn-out liability, $2,475 for the amortization of definite-lived intangible assets and $275 for bonuses associated with the acquisition of Pura Vida; $1,340 for incremental stock-based compensation as a result of Pura Vida performance; and $1,165 for technology-related re-platforming charges including certain professional fees and accelerated depreciation

[3]Related to the tax impact of the charges mentioned above
[4]Related to $795 for technology re-platforming charges and $69 for incremental stock-based compensation
[5]Related to incremental stock-based compensation
[6]Related to the purchase accounting adjustments for the Pura Vida acquisition, including the amortization of the step-up in inventory basis and the amortization of definite-lived intangible assets
[7]Related to $(3,452) for an adjustment to reduce the earn-out liability; $1,163 for incremental stock-based compensation; $370 for technology re-platforming charges; and $275 for bonuses associated with the Pura Vida acquisition

Vera Bradley, Inc.
GAAP to Non-GAAP Reconciliation Fifty-Two Weeks Ended January 30, 2021
(in thousands, except per share amounts)
(unaudited)

	Fifty-Two Weeks Ended
	As Reported	Other Items		Non-GAAP (Excluding Items)
Gross profit (loss)	$265,518	$(1,320)	1	$266,838
Selling, general, and administrative expenses	252,588	19,635	2	232,953
Operating income (loss)	13,065	(20,955)		34,020
Income (loss) before income taxes	11,862	(20,955)		32,817
Income tax expense (benefit)	1,173	(5,985)	3	7,158
Net income (loss)	10,689	(14,970)		25,659
Less: Net (loss) income attributable to redeemable noncontrolling interest	2,008	(2,252)		4,260
Net income (loss) attributable to Vera Bradley, Inc.	8,681	(12,718)		21,399
Diluted net income (loss) per share attributable to Vera Bradley, Inc. common shareholders	$0.26	$(0.38)		$0.63

Vera Bradley Direct segment operating income (loss)	$48,524	$(10,482)	4	$59,006
Vera Bradley Indirect segment operating income (loss)	$24,502	$(387)	5	$24,889
Pura Vida segment operating income (loss)	$8,031	$(9,009)	6	$17,040
Unallocated corporate expenses	$(67,992)	$(1,077)	7	$(66,915)

[1]Related to charges for the cancellation of certain purchase orders as a result of COVID-19
[2]Items include $9,009 for the amortization of definite-lived intangible assets; $7,446 for store impairment charges; $2,738 for technology-related re-platforming charges including certain professional fees and accelerated depreciation; $229 for an adjustment upon payment of the earn-out liability; and $213 in certain department store exit costs as a result of COVID-19

[3]Related to the tax impact of the charges mentioned above
[4]Related to $7,446 for impairment charges; $1,146 for an allocation of charges for the cancellation of purchase orders; and $1,890 for technology re-platforming charges
[5]Related to $213 in certain department store exit costs and $174 for an allocation of charges for the cancellation of purchase orders
[6]Related to the amortization of definite-lived intangible assets
[7]Related to $848 for technology re-platforming charges and $229 for an adjustment upon payment of the earn-out liability

Vera Bradley, Inc.
GAAP to Non-GAAP Reconciliation Fifty-Two Weeks Ended February 1, 2020
(in thousands, except per share amounts)
(unaudited)

	Fifty-Two Weeks Ended
	As Reported	Other Items		Non-GAAP (Excluding Items)
Gross profit (loss)	$271,801	$(8,274)	1	$280,075
Selling, general, and administrative expenses	253,425	11,008	2	242,417
Operating income (loss)	19,474	(19,282)		38,756
Income (loss) before income taxes	20,559	(19,282)		39,841
Income tax expense (benefit)	5,315	(3,734)	3	9,049
Net income (loss)	15,244	(15,548)		30,792
Less: Net (loss) income attributable to redeemable noncontrolling interest	(803)	(3,409)		2,606
Net income (loss) attributable to Vera Bradley, Inc.	16,047	(12,139)		28,186
Diluted net income (loss) per share attributable to Vera Bradley, Inc.	$0.47	$(0.35)		$0.82

Vera Bradley Direct segment operating income (loss)	$68,505	$(2,011)	4	$70,516
Vera Bradley Indirect segment operating income (loss)	$31,077	$(108)	5	$31,185
Pura Vida segment operating income (loss)	$(3,179)	$(13,633)	6	$10,454
Unallocated corporate expenses	$(76,929)	$(3,530)	7	$(73,399)

[1]Related to a purchase accounting adjustment for the amortization of the step-up in inventory basis associated with the acquisition of Pura Vida
[2]Items include $5,359 for the amortization of definite-lived intangible assets, $2,721 for transaction costs, $(1,649) for an adjustment to reduce the earn-out liability and $275 for bonuses associated with the acquisition of Pura Vida; $2,962 for technology-related re-platforming charges including certain professional fees and accelerated depreciation; and $1,340 for incremental stock-based compensation as a result of Pura Vida performance

[3]Related to the tax impact of the charges mentioned above
[4]Related to $1,942 for technology re-platforming charges and $69 for incremental stock-based compensation
[5]Related to incremental stock-based compensation
[6]Related to the purchase accounting adjustments for the Pura Vida acquisition, including the amortization of the step-up in inventory basis and the amortization of definite-lived intangible assets
[7]Related to $2,721 for Pura Vida transaction costs; $(1,649) for an adjustment to reduce the earn-out liability; $1,163 for incremental stock-based compensation; $1,020 for technology re-platforming charges; and $275 for bonuses associated with the Pura Vida acquisition

Vera Bradley, Inc.
Free Cash Flow Reconciliation
(in thousands)
(unaudited)

	Fifty-Two Weeks Ended
	January 30, 2021	February 1, 2020
Net cash provided by operating activities	$20,702	$20,624
Purchases of property, plant, and equipment	(5,743)	(13,317)
Free cash flow	$14,959	$7,307